Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Board of Directors
TriSense Software, Ltd.
Burnsville, Minnesota

We have audited the accompanying balance sheets of Trisense Software, Ltd. as of December 31, 2000 and 1999, and the related statements of operations, stockholder’s equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trisense Software, Ltd. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Lurie Besikof Lapidus & Company, LLP

February 14, 2001

- 2 - TRISENSE SOFTWARE, LTD. BALANCE SHEETS

	December 31,
	2000	1999
ASSETS

CURRENT ASSETS
Cash	$ 2,983	$ 6,786
Receivables	91,760	7,500
Prepaid expenses	23,222	13,677

TOTAL CURRENT ASSETS	117,965	27,963

PROPERTY AND EQUIPMENT	363,519	455,876

OTHER ASSETS	18,475	24,285

	$499,959	$ 508,124

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$ 7,480	$ 122,601
Accrued expenses	27,528	39,654
Deposits	53,750	35,000

TOTAL CURRENT LIABILITIES	88,758	197,255

DUE TO STOCKHOLDER	—	8,758,738

STOCKHOLDER’S EQUITY (DEFICIT)	411,201	(8,447,869)

	$499,959	$ 508,124

See notes to financial statements

- 3 - TRISENSE SOFTWARE, LTD. STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2000	1999

REVENUE	$ 172,221	$ 75,750

OPERATING EXPENSES
Research and development	2,138,258	2,184,993
Sales and marketing	374,348	333,764
General and administrative	1,239,100	745,202

	3,751,706	3,263,959

OPERATING LOSS	(3,579,485)	(3,188,209)

OTHER
Miscellaneous income (expense)	7,444	(300)
Interest expense	—	(384,977)

	7,444	(385,277)

NET LOSS	$(3,572,041)	$(3,573,486)

See notes to financial statements

- 4 - TRISENSE SOFTWARE, LTD. STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock *		Additional		Stockholder’s
	Shares Issued	Amount	Paid-In Capital	Accumulated Deficit	Equity (Deficit)
BALANCE -
DECEMBER 31, 1998	6,000,000	$60,000	$ —	$(4,934,383)	$(4,874,383)

Net loss	—	—	—	(3,573,486)	(3,573,486)

BALANCE -
DECEMBER 31, 1999	6,000,000	60,000	—	(8,507,869)	(8,447,869)

Capital contributed	—	—	12,431,111	—	12,431,111

Net loss	—	—	—	(3,572,041)	(3,572,041)

BALANCE -
DECEMBER 31, 2000	6,000,000	$60,000	$12,431,111	$(12,079,910)	$ 11,201

*	Authorized 10,000,000 shares, $.01 par value

See notes to financial statements

-5- TRISENSE SOFTWARE, LTD. STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2000	1999
OPERATING ACTIVITIES
Net loss	$(3,572,041)	$(3,573,486)
Adjustments to reconcile net loss to net cash
used by operating activities:	142,375
Depreciation	162,662	5,810
Amortization	5,810
Accrued interest on stockholder advances	—	384,977
Changes in operating assets and liabilities:
Receivables	(84,260)	20,870
Prepaid expenses	(9,545)	2,122
Accounts payable	(115,121)	60,317
Accrued expenses	(12,126)	26,552
Deferred revenue	18,750	(12,500)

Net cash used by operating activities	(3,605,871)	(2,942,963)

INVESTING ACTIVITY
Purchases of property and equipment	(70,305)	(133,189)

FINANCING ACTIVITIES
Capital contributed	3,672,373	—
Stockholder advances	—	3,067,772

	3,672,373	3,067,772

NET DECREASE IN CASH	(3,803)	(8,380)

CASH
Beginning of year	6,786	15,166

End of year	$ 2,983	$ 6,786

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY
Stockholder advances and accrued interest contributed
to additional paid-in capital	$ 8,758,738	$ —

See notes to financial statements

-6- TRISENSE SOFTWARE, LTD. NOTES TO FINANCIAL STATEMENTS

1.	The Company and Summary of Significant Accounting Policies -

The Company

TriSense Software, Ltd. is a software development company providing electronic bill presentment and payment services for use over the internet. Prior to 2000, the Company had been in the development stage.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures in these financial statements and accompanying notes. Actual results could differ from these estimates.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets, primarily 3 to 15 years.

Other Assets

Patents and trademarks are amortized on the straight-line method over 15 years.

Advertising Costs

Advertising costs are expensed as incurred and were approximately $93,300 and $120,700 in 2000 and 1999, respectively.

401(k) Retirement Plan

The Company has a 401(k) retirement plan for qualified employees to which it has not made any contributions.

Income Taxes

No income tax provision is included in these financial statements as the sole stockholder elected to be taxed as an S corporation under the provisions of the Internal Revenue Code and applicable state regulations.

Reclassifications

Certain reclassifications were made to the 1999 financial statements to make them comparable with 2000. The reclassifications had no effect on net loss, stockholder’s deficit or net cash flows.

- 7 - TRISENSE SOFTWARE, LTD. NOTES TO FINANCIAL STATEMENTS

2.	Property and Equipment -

Property and equipment are as follows:

	December 31,
	2000	1999
Computer equipment	$299,737	$250,843
Office equipment	217,319	201,383
Purchased software	73,984	69,224
Vehicles	91,590	91,590
Leasehold improvements	184,734	184,019

	867,364	797,059
Less accumulated depreciation	503,845	341,183

	$363,519	$455,876

3.	Other Assets -

Other assets are as follows:

	December 31,
	2000	1999
Deposits	$ 7,481	$ 7,481
Patents and trademarks, net	10,735	16,102
Miscellaneous	259	702

	$18,475	$24,285

4.	Due to Stockholder -

Due to stockholder included loans of $8,049,229 and accrued interest of $709,509 compounded monthly at the applicable federal rate of 5.74% as of and for the year ended December 31, 1999. On January 1, 2000, the balance of $8,758,738 was contributed to additional paid-in capital.

The stockholder is committed to fund the Company’s operations at least through December 31, 2001.

5.	Operating Leases -

The Company leases facilities with monthly rents increasing from $7,880 to $8,880 over the lease term through July 2005. The Company is also required to pay its proportionate share of operating expenses, property taxes, and repairs. Rent and related expenses under all operating leases was $124,716 and $89,522 for 2000 and 1999, respectively.

(continued)

-8- TRISENSE SOFTWARE, LTD. NOTES TO FINANCIAL STATEMENTS

5.	Operating Leases - (continued)

Future minimum rents are approximately as follows:

Year	Amount
2001	$ 97,300
2002	99,100
2003	101,500
2004	104,700
2005	62,100

$ 464,700